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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Natural Grocers by Vitamin Cottage, Inc.:

We consent to the use of our report dated April 25, 2012, with respect to the consolidated balance sheets of Vitamin Cottage Natural Food Markets, Inc. and subsidiaries as of September 30, 2010 and 2011, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2011, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                      /s/ KPMG LLP

Denver, Colorado
June 18, 2012

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm